Exhibit (h)(2)

TCP CAPITAL CORP.

(a Delaware corporation)

$125,000,000

4.125% Notes due 2022

UNDERWRITING AGREEMENT

Dated: August 4, 2017

TCP CAPITAL CORP.

(a Delaware corporation)

$125,000,000

4.125% Notes due 2022

UNDERWRITING AGREEMENT

August 4, 2017

Merrill Lynch, Pierce, Fenner & Smith
                       Incorporated
One Bryant Park, 24th Floor
New York, NY  10036

Wells Fargo Securities, LLC
550 South Tryon Street,
5th Floor, Charlotte, NC 28202

on behalf of the several Underwriters

Ladies and Gentlemen:

TCP Capital Corp., a Delaware corporation (the “Company”), Special Value Continuation Partners, LP, a Delaware limited partnership (“SVCP”), Tennenbaum Capital Partners, LLC, a Delaware limited liability company and a registered investment adviser (“TCP”), and Series H of SVOF/MM, LLC, a series of a Delaware limited liability company (the “General Partner” and, collectively with the Company, SVCP and TCP, the “TCP Entities”), confirm their agreement with each of the Underwriters named in Schedule A hereto (collectively, the “Underwriters,” which term shall also include any underwriter substituted as hereinafter provided in Section 10 hereof), for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) and Wells Fargo Securities, LLC (“Wells Fargo”) are acting as representative (in such capacity, the “Representative”), with respect to the sale by the Company and the purchase by the Underwriters, acting severally and not jointly, of $125,000,000 aggregate principal amount of 4.125% Notes due 2022 (the “Notes”) of the Company set forth in Schedule A hereto.

The Notes will be issued under an indenture, dated as of August 11, 2017 (the “Base Indenture”), as supplemented by the First Supplemental Indenture, dated as of August 11, 2017 (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”) between the Company and U.S. Bank National Association, as trustee (the “Trustee”).  The aforesaid $125,000,000 aggregate principal amount of Notes to be purchased by the Underwriters are herein called the “Securities.”  The Securities will be issued to Cede & Co., as nominee of the Depository Trust Company (“DTC”), pursuant to a blanket letter of representations, dated as of June 3, 2014 (the “DTC Agreement”), between the Company and DTC.

The Company understands that the Underwriters propose to make a public offering of the Securities as soon as the Representative deems advisable after this Agreement has been executed and delivered.

The Company has prepared and filed with the Securities and Exchange Commission (the “Commission”) a shelf registration statement on Form N-2 (No. 333-216716), including a related prospectus (the “base prospectus”), covering the registration of the sale of the Securities under the Securities Act of 1933, as amended (the “1933 Act”), which registration statement has been declared effective by the Commission.  The information included in such base prospectus that was omitted from such registration statement at the time it became effective but that is deemed to be part of such registration statement at the time it became effective pursuant to Rule 430B (“Rule 430B”) of the rules and regulations of the Commission under the 1933 Act (the “1933 Act Regulations”) is herein called the “Rule 430B Information.”  “Registration Statement” at any particular time means such registration statement in the form then filed with the Commission, including any amendment thereto, any document incorporated therein by reference and all Rule 430B Information with respect to such registration statement, that in any case has not been superseded or modified.  “Registration Statement” without any reference to a time means the Registration Statement as of the Applicable Time.  Any registration statement filed pursuant to Rule 462(b) (“Rule 462(b)”) of the 1933 Act Regulations is herein called the “Rule 462(b) Registration Statement” and, after such filing, the term “Registration Statement” shall include the Rule 462(b) Registration Statement.  The Company has also prepared and filed with the Commission a preliminary prospectus supplement, dated August 4, 2017 (the “preliminary prospectus supplement”).  Promptly after execution and delivery of this Agreement, the Company will prepare and file a prospectus supplement in accordance with the provisions of Rule 430B and Rule 497 (“Rule 497”) of the 1933 Act Regulations. The prospectus supplement in the form filed with the Commission pursuant to Rule 497 on or before the second business day after the date hereof (or such earlier time as may be required under the 1933 Act), including the base prospectus, dated May 3, 2017, and any document incorporated therein by reference is herein called the “Prospectus.”  For purposes of this Agreement, all references to the Registration Statement, the preliminary prospectus supplement, the Prospectus or any amendment or supplement to any of the foregoing shall be deemed to include the copy filed with the Commission pursuant to its Electronic Data Gathering, Analysis and Retrieval system (“EDGAR”).  The Indenture has been qualified under the Trust Indenture Act of 1939, as amended (the “1939 Act”).

Special Value Continuation Fund, LLC, a Delaware limited liability company (“SVCF”), filed a Form N-8A “Notification of Registration Filed Pursuant to Section 8(A) of the Investment Company Act of 1940, as amended, and the rules and regulations thereunder (collectively, the “1940 Act”), with the Commission on August 1, 2006 (the “SVCF Notification of Registration”).

SVCP filed a Form N-8A “Notification of Registration Filed Pursuant to Section 8(A) of the 1940 Act” with the Commission on July 31, 2006 (the “SVCP Notification of Registration” and, together with the SVCF Notification of Registration, the “Notifications of Registration”).

SVCF filed a Registration Statement on Form N-2 under the 1940 Act with the Commission on November 1, 2006 (the “SVCF N-2”).

SVCP filed a Registration Statement on Form N-2 under the 1940 Act with the Commission on October 31, 2006 (the “SVCP N-2” and, together with the SVCF N-2, the “N-2 Registration Statements”).

SVCF filed a certificate of conversion with the Secretary of State of the State of Delaware on April 2, 2012, and otherwise completed all action necessary for the conversion (the “Conversion”) of SVCF from a limited liability company to the Company, a corporation, in accordance with Section 265 of the Delaware General Corporation Law (the “DGCL”) and Section 18-216 of the Delaware Limited Liability Act.  For purposes of this Agreement, unless the context otherwise requires, references to the Company shall be deemed to also include SVCF and its Subsidiaries (as defined below), if any, for periods prior to the consummation of the Conversion.

The Company filed a Form N-6F “Notice of Intent to Elect to be Subject to Sections 55 Through 65 of the Investment Company Act of 1940” (File No. 814-00899) (the “Company Notice of Intent”) pursuant to Section 6(f) of the 1940 Act with the Commission on May 2, 2011.

SVCP filed a Form N-6F “Notice of Intent to Elect to be Subject to Sections 55 Through 65 of the Investment Company Act of 1940” (File No. 814-00897) (the “SVCP Notice of Intent” and, together with the Company Notice of Intent, the “Notices of Intent”) pursuant to Section 6(f) of the 1940 Act with the Commission on May 2, 2011.

The Company filed a Form N-54A “Notification of Election to be Subject to Sections 55 Through 65 of the Investment Company Act of 1940 Filed Pursuant to Section 54(a) of the 1940 Act” (File No. 814-00899) (the “Company Notification of Election”) under the 1940 Act with the Commission on April 2, 2012.

SVCP filed a Form N-54A “Notification of Election to be Subject to Sections 55 Through 65 of the Investment Company Act of 1940 Filed Pursuant to Section 54(a) of the 1940 Act” (File No. 814-00897) (the “SVCP Notification of Election” and, together with the Company Notification of Election, the “Notifications of Election”) under the 1940 Act with the Commission on April 2, 2012.

The Company filed a Form N-8F “Application for Deregistration of Certain Registered Investment Companies” (File No. 811 21936) under the 1940 Act with the Commission on April 2, 2012.

SVCP filed a form N-8F “Application for Deregistration of Certain Registered Investment Companies” (File No. 811 21935) under the 1940 Act with the Commission on April 2, 2012.

The Company has entered into an Investment Management Agreement dated April 2, 2012 (the “Company Investment Advisory Agreement”), with TCP, which replaced the Investment Management Agreement dated July 31, 2006, between SVCF and TCP (the “Previous Company Investment Advisory Agreement”).

SVCP has entered into an Amended and Restated Investment Management Agreement dated April 2, 2012 (the “SVCP Investment Advisory Agreement” and, together with the Company Investment Advisory Agreement, the “Investment Advisory Agreements”), with TCP, which amended, restated and replaced the Investment Management Agreement dated July 31, 2006 between SVCP and TCP (the “Previous SVCP Investment Advisory Agreement” and, together with the Previous Company Investment Advisory Agreement, the “Previous Investment Advisory Agreements”).

SVCP, the General Partner and the other parties thereto have entered into an Amended and Restated Limited Partnership Agreement dated April 2, 2012 (the “SVCP LP Agreement”), which amended, restated and replaced SVCP’s Limited Partnership Agreement dated July 31, 2006 (the “Previous SVCP LP Agreement”).

The Company and SVCP have entered into Administration Agreements, dated as of April 2, 2012 (each an “Administration Agreement” and, collectively with the Investment Advisory Agreements and the SVCP LP Agreement, the “Company Agreements”), with the General Partner.

As used in this Agreement:

“Applicable Time” means 1:30 P.M. New York City time, on August 4, 2017 or such other time as agreed by the Company and the Representative.

“General Disclosure Package” means the base prospectus, as supplemented by the preliminary prospectus supplement as of the Applicable Time and the information included on Schedule B hereto, all considered together.

“Marketing Materials” means any materials or information made available (a) by the Company or (b) by others with the Company’s written consent, in either case that are provided to investors in connection with the marketing of the Securities, including any roadshow or investor presentations made to investors by the Company (whether in person or electronically).

SECTION 1.           Representations and Warranties.

(a)          Representations and Warranties relating to the Company.  The TCP Entities, jointly and severally, represent and warrant to each Underwriter as of the date hereof, the Applicable Time and the Closing Time (as defined below), and agree with each Underwriter, as follows:

(i)             Registration Statement and Prospectuses.  The Company is eligible to use Form N-2. Each of the Registration Statement and any post-effective amendment thereto has become effective under the 1933 Act.  No stop order suspending the effectiveness of the Registration Statement or any post-effective amendment thereto has been issued under the 1933 Act, no order preventing or suspending the use of the preliminary prospectus supplement or the Prospectus has been issued and no proceedings for any of those purposes have been instituted or are pending or, to the TCP Entities’ knowledge, contemplated.  The Company has complied with and/or responded to each request (if any) from the Commission for additional information.

Each of the Registration Statement, the Rule 462(b) Registration Statement, if any, and any post-effective amendment thereto, at the time it became effective, at the Applicable Time and at the Closing Time complied and will comply in all material respects with the requirements of the 1933 Act, the 1933 Act Regulations and the 1940 Act.  The preliminary prospectus supplement (including the base prospectus filed as part of the Registration Statement as originally filed or as part of any amendment or supplement thereto), at the time it was filed, and the Prospectus complied in all material respects with the 1933 Act, the 1933 Act Regulations and the 1940 Act.  The preliminary prospectus supplement delivered to the Underwriters for use in connection with this offering and the Prospectus was or will be identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T.

(ii)           Accurate Disclosure.  Neither the Registration Statement nor any amendment thereto, at its effective time, at the Closing Time, contained, contains or will contain an untrue statement of a material fact or omitted, omits or will omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.  As of the Applicable Time, neither (A) the General Disclosure Package nor (B) any Marketing Materials, when considered together with the General Disclosure Package, included, includes or will include an untrue statement of a material fact or omitted, omits or will omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  Neither the Prospectus nor any amendment or supplement thereto (including any prospectus wrapper), as of its issue date, at the time of any filing with the Commission pursuant to Rule 497, at the Closing Time, included, includes or will include an untrue statement of a material fact or omitted, omits or will omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

The representations and warranties in this subsection shall not apply to statements in or omissions from the Registration Statement (or any post-effective amendment thereto), including the Rule 430B information, the Prospectus (or any amendment or supplement thereto) or the General Disclosure Package made in reliance upon and in conformity with written information furnished to the Company by any Underwriter through the Representative expressly for use therein.  For purposes of this Agreement, the only information so furnished shall be the information in the Prospectus in the first paragraph under the heading “Underwriting–Commissions and Discounts” and the information in the first, second, and third paragraphs under the heading “Underwriting–Price Stabilization, Short Positions and Penalty Bids” (collectively, the “Underwriter Information”).

(iii)          Company Not Ineligible Issuer.  At the time of filing the Registration Statement and any post-effective amendment thereto, at the earliest time thereafter that the Company or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2) of the 1933 Act Regulations) of the Securities and at the date hereof, the Company was not and is not an “ineligible issuer,” as defined in Rule 405 (“Rule 405”) of the 1933 Act Regulations, without taking account of any determination by the Commission pursuant to Rule 405 that it is not necessary that the Company be considered an ineligible issuer.

(iv)          Independent Accountants.  The accountants who certified the financial statements and supporting schedules included or incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus are independent public accountants as required by the 1933 Act, the 1933 Act Regulations, the Securities Exchange Act of 1934, as amended (the “1934 Act”), and the Public Company Accounting Oversight Board.

(v)           Financial Statements.  The financial statements included or incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus, together with the related schedules and notes, present fairly in all material respects the financial position of the Company and its Subsidiaries (as defined below) at the dates indicated and the statements of operations, stockholders’ equity and cash flows of the Company and its Subsidiaries for the periods specified; said financial statements have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved.  The supporting schedules, if any, present fairly and in accordance with GAAP the information required to be stated therein.  The selected financial data and the summary financial information included in the Registration Statement, the General Disclosure Package and the Prospectus present fairly in all material respects the information shown therein and have been compiled on a basis consistent with that of the audited financial statements included therein. Except as included therein, no historical or pro forma financial statements or supporting schedules are required to be included or incorporated by reference in the Registration Statement, the General Disclosure Package or the Prospectus under the 1933 Act, 1933 Act Regulations or 1940 Act.  The financial data set forth in the General Disclosure Package and in the Prospectus under the caption “Capitalization” presents fairly in all material respects the information set forth therein on a basis consistent with that of the audited financial statements and related notes thereto contained in the Registration Statement.

(vi)          No Material Adverse Change in Business.  Except as otherwise stated therein, since the respective dates as of which information is given in the Registration Statement, the General Disclosure Package or the Prospectus, (A) there has been no material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Company and its Subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business (a “Material Adverse Effect”), (B) there have been no transactions entered into by the Company or any of its Subsidiaries, other than those in the ordinary course of business, which are material with respect to the Company and its Subsidiaries as one enterprise, and (C) there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its capital stock.

(vii)         Good Standing of the Company.  The Company has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Delaware and has corporate power and authority to own, lease and operate its properties and to conduct its business as described in the General Disclosure Package and the Prospectus and to enter into and/or perform its obligations under this Agreement, the Company Investment Advisory Agreement, the Indenture, the Securities, the DTC Agreement and the Administration Agreement; and the Company is duly qualified as a foreign corporation to transact business and is in good standing in each other jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not reasonably be expected to result in a Material Adverse Effect.

(viii)        Good Standing of Subsidiaries.  The Company has no direct or indirect subsidiaries that are consolidated with the Company for financial reporting purposes under GAAP (each, a “Subsidiary” and collectively, the “Subsidiaries”) other than SVCP, TCPC Funding I, LLC and TCPC SBIC, LP (“TCPC SBIC”).  Each Subsidiary has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, has corporate or similar power and authority to own, lease and operate its properties and to conduct its business as described in the General Disclosure Package and the Prospectus and to enter into and perform its obligations under this Agreement, the SVCP Investment Advisory Agreement, the Administration Agreement and the SVCP LP Agreement; and each Subsidiary is duly qualified to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to so qualify or to be in good standing would not reasonably be expected to result in a Material Adverse Effect.  Except as otherwise disclosed in the General Disclosure Package and the Prospectus, all of the issued and outstanding capital stock or other ownership interests of each Subsidiary has been duly authorized and validly issued, is fully paid and non‑assessable and is owned by the Company, directly or through Subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity.  None of the outstanding shares of capital stock of any Subsidiary was issued in violation of the preemptive or similar rights of any securityholder of such Subsidiary.  Except (A) as set forth in the Registration Statement, the General Disclosure Package and the Prospectus and (B) for portfolio investments made after June 30, 2017 the Company does not own, directly or indirectly (including through its ownership of SVCP), any shares of stock or any other equity or debt securities of any corporation or have any equity or debt interest in any firm, partnership, joint venture, association or other entity that is not a Subsidiary.

(ix)           Capitalization.  The authorized, issued and outstanding shares of capital stock of the Company are as set forth in the Registration Statement, the General Disclosure Package and the Prospectus in the column entitled “Actual” under the caption “Capitalization” (except for subsequent issuances, if any, pursuant to this Agreement, pursuant to reservations or agreements referred to in the General Disclosure Package and the Prospectus or pursuant to the exercise of convertible securities or options referred to in the Registration Statement, the General Disclosure Package and the Prospectus).  The outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and non‑assessable.  None of the outstanding shares of capital stock of the Company were issued in violation of the preemptive or other similar rights of any securityholder of the Company.

(x)            Authorization of Agreements.

(a)          This Agreement has been duly authorized, executed and delivered by the Company and SVCP.

(b)          The Indenture has been duly authorized and, at the Closing Time, will be executed and delivered by the Company and when executed and delivered by the Trustee will constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as the enforcement thereof may be subject to (A) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or thereafter in effect relating to creditors’ rights generally, (B) general principles of equity and the discretion of the court before which any proceeding therefor may be brought or (C) the enforceability of any rights to indemnification or contribution that may be violative of the public policy underlying any law, rule or regulation (regardless of whether enforceability is considered in a proceeding in equity or law).

(c)          The DTC Agreement has been duly authorized, executed and delivered by the Company and is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as the enforcement thereof may be subject to (A) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or thereafter in effect relating to creditors’ rights generally, (B) general principles of equity and the discretion of the court before which any proceeding therefor may be brought or (C) the enforceability of any rights to indemnification or contribution that may be violative of the public policy underlying any law, rule or regulation (regardless of whether enforceability is considered in a proceeding in equity or law).

(xi)           Authorization and Enforceability of the Company Agreements.  Each of the Company Agreements has been duly authorized, executed and delivered by the Company and SVCP, as applicable, and complies with the applicable provisions of the 1940 Act.  Assuming the due authorization, execution and delivery by any other parties thereto, each of the Company Agreements is a valid and binding obligation of the Company and SVCP, as applicable, enforceable against the Company and SVCP, as applicable, in accordance with its terms, except as the enforcement thereof may be subject to (A) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or thereafter in effect relating to creditors’ rights generally, (B) general principles of equity and the discretion of the court before which any proceeding therefor may be brought or (C) the enforceability of any rights to indemnification or contribution that may be violative of the public policy underlying any law, rule or regulation (regardless of whether enforceability is considered in a proceeding in equity or law).

(xii)          Authorization and Description of Securities.  The Securities have been duly authorized for issuance and sale to the Underwriters pursuant to this Agreement and, when issued and delivered by the Company and authenticated by the Trustee pursuant to this Agreement and the Indenture relating thereto, against payment of the consideration set forth herein, will be valid and legally binding obligations of the Company enforceable in accordance with their terms, except as the enforcement thereof may be subject to (A) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or thereafter in effect relating to creditors’ rights generally or (B) general principles of equity and the discretion of the court before which any proceeding therefor may be brought, and will be entitled to the benefits of the Indenture relating thereto; and the Securities and the Indenture conform in all material respects to all statements relating thereto contained in the Registration Statement, the General Disclosure Package and the Prospectus and such description conforms in all material respects to the rights set forth in the instruments defining the same.  No holder of Securities will be subject to personal liability by reason of being such a holder.

(xiii)         Registration Rights.  There are no individuals, firms, corporations or other entities (each, a “person”) with registration rights or other similar rights to have any securities registered for sale pursuant to the Registration Statement or otherwise registered for sale by the Company under the 1933 Act.

(xiv)         Absence of Violations, Defaults and Conflicts.  Neither the Company nor any of its Subsidiaries is (A) in violation of its charter, by-laws or similar organizational document, (B) in default in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which it or any of them may be bound, or to which any of the properties or assets of the Company or any Subsidiary is subject (collectively, “Agreements and Instruments”), or (C) in violation of any applicable law, statute, rule, regulation, judgment, order, writ or decree of any arbitrator, court, governmental body, regulatory body, administrative agency or other authority, body or agency having jurisdiction over the Company or any of its Subsidiaries or any of their respective properties, assets or operations (each, a “Governmental Entity”), except, in the case of clauses (B) and (C) of this paragraph (xiv), for such defaults or violations that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.  The execution, delivery and performance of this Agreement, the Company Agreements, the Indenture, the Securities and the DTC Agreement and the consummation of the transactions contemplated herein and therein and in the Registration Statement, the General Disclosure Package and the Prospectus (including the issuance and sale of the Securities and the use of the proceeds from the sale of the Securities as described therein under the caption “Use of Proceeds”) and compliance by each of the Company and SVCP with its obligations hereunder and thereunder have been duly authorized by all necessary corporate or other action and do not and will not, whether with or without the giving of notice or passage of time or both, conflict with or constitute a breach of, or default or Repayment Event (as defined below) under, or result in the creation or imposition of any lien, charge or encumbrance upon any properties or assets of the Company or any Subsidiary pursuant to, the Agreements and Instruments (except for such conflicts, breaches, defaults or Repayment Events or liens, charges or encumbrances that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect), nor will such action result in any violation of (1) the provisions of the charter, by-laws or similar organizational document of the Company or any of its Subsidiaries or (2) any applicable law, statute, rule, regulation, judgment, order, writ or decree of any Governmental Entity (except for such violations of any law, statute, rule, regulation, judgment, order, writ or decree of any Governmental Entity as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect).  As used herein, a “Repayment Event” means any event or condition that gives the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company or any of its Subsidiaries.

(xv)          Absence of Labor Dispute.  No labor dispute with the employees of the Company or any of its Subsidiaries exists or, to the knowledge of the TCP Entities, is imminent, and the TCP Entities are not aware of any existing or imminent labor disturbance by the employees of any of its or any Subsidiary’s principal suppliers, manufacturers, customers or contractors, which, in either case, would reasonably be expected to result in a Material Adverse Effect.

(xvi)         Absence of Proceedings.  Except as disclosed in the Registration Statement, the General Disclosure Package and the Prospectus, there is no action, suit, proceeding, inquiry or investigation before or brought by any Governmental Entity now pending or, to the knowledge of the TCP Entities, threatened, against or affecting the Company or any of its Subsidiaries, that is required to be described in the General Disclosure Package or the Registration Statement, as applicable, or that would reasonably be expected to result in a Material Adverse Effect, or that would reasonably be expected to materially and adversely affect their respective properties or assets or the consummation of the transactions contemplated in this Agreement, the Indenture, the Securities, the DTC Agreement or the Company Agreements or the performance by each of the Company and SVCP of its obligations hereunder or thereunder; and the aggregate of all pending legal or governmental proceedings to which the Company or any of its Subsidiaries is a party or of which any of their respective properties or assets is the subject which are not described in the Registration Statement, the General Disclosure Package and the Prospectus, including ordinary routine litigation incidental to their business, would not reasonably be expected result in a Material Adverse Effect.

(xvii)        Accuracy of Exhibits.  There are no contracts or documents that are required to be described in the General Disclosure Package, the Prospectus or the Registration Statement or that are required to be filed as exhibits thereto, in each case which have not been so described in all material respects or filed as required.

(xviii)       Absence of Further Requirements.  No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any Governmental Entity is necessary or required for the performance by the Company or SVCP of their respective obligations hereunder, in connection with the offering, issuance or sale of the Securities hereunder or the consummation by the Company or SVCP of the transactions contemplated by this Agreement, the Indenture, the Securities, the DTC Agreement, the Company Agreements, as applicable, the Registration Statement, or the Prospectus (including the issuance and sale of the Securities and the use of the proceeds from the sale of the Securities as described in the Prospectus under the caption “Use of Proceeds”), except such as have been already obtained or made under the 1933 Act, the 1933 Act Regulations, the 1939 Act, the 1940 Act, the rules of the Nasdaq Stock Market LLC, state securities laws, or the rules of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and except for filings that may be required after the date hereof by Rule 497 or pursuant to Rule 462(b).

(xix)         Possession of Licenses and Permits.  The Company and its Subsidiaries possess such permits, licenses, approvals, consents and other authorizations (collectively, “Governmental Licenses”) issued by the appropriate Governmental Entities necessary to conduct the business now operated by them, except where the failure to so possess would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.  The Company and its Subsidiaries are in compliance with the terms and conditions of all such Governmental Licenses, except where the failure to so comply would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.  All of the Governmental Licenses are valid and in full force and effect, except where the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.  Neither the Company nor any of its Subsidiaries has received any notice of proceedings relating to the revocation or modification of any such Governmental Licenses which, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would reasonably be expected to result in a Material Adverse Effect.

(xx)          Title to Property.  The Company and its Subsidiaries have good and marketable title to all real property owned by them and good title to all other properties owned by them, in each case, free and clear of all mortgages, pledges, liens, security interests, claims, restrictions or encumbrances of any kind except such as (A) are described in the General Disclosure Package and the Prospectus or (B) do not, individually or in the aggregate, materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company or any of its Subsidiaries; and all of the leases and subleases material to the business of the Company and its Subsidiaries, considered as one enterprise, and under which the Company or any of its Subsidiaries holds properties described in the Registration Statement, the General Disclosure Package and the Prospectus, are in full force and effect, and neither the Company nor any such Subsidiary has any notice of any material claim of any sort that has been asserted by anyone adverse to the rights of the Company or any Subsidiary under any of such leases or subleases, or affecting or questioning the rights of the Company or such Subsidiary to the continued possession of the leased or subleased premises under any such lease or sublease.

(xxi)         Possession of Intellectual Property.  The Company and its Subsidiaries own or possess, or can acquire on reasonable terms, adequate patents, patent rights, licenses, inventions, copyrights, know‑how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names or other intellectual property (collectively, “Intellectual Property”) necessary to carry on the business now operated by them, and neither the Company nor any of its Subsidiaries has received any notice or is otherwise aware of any infringement of or conflict with asserted rights of others with respect to any Intellectual Property or of any facts or circumstances which would render any Intellectual Property invalid or inadequate to protect the interest of the Company or any of its Subsidiaries therein, and which infringement or conflict (if the subject of any unfavorable decision, ruling or finding) or invalidity or inadequacy, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.

(xxii)        Environmental Laws.  Except as described in the General Disclosure Package, the Registration Statement and the Prospectus or as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (A) neither the Company nor any of its Subsidiaries is in violation of any federal, state, local or foreign statute, law, rule, regulation, ordinance, code, policy or rule of common law or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment, relating to pollution or protection of human health, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including, without limitation, laws and regulations relating to the release or threatened release of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum products, asbestos-containing materials or mold (collectively, “Hazardous Materials”) or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (collectively, “Environmental Laws”), (B) the Company and its Subsidiaries have all permits, authorizations and approvals required under any applicable Environmental Laws and are each in compliance with their requirements, (C) there are no pending or, to the knowledge of any of the TCP Entities, threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigation or proceedings relating to any Environmental Law against the Company or any of its Subsidiaries and (D) there are no events or circumstances that would reasonably be expected to form the basis of an order for clean-up or remediation, or an action, suit or proceeding by any private party or Governmental Entity, against or affecting the Company or any of its Subsidiaries relating to Hazardous Materials or any Environmental Laws.

(xxiii)       Accounting Controls.  The Company and each of its Subsidiaries maintain effective internal control over financial reporting (as defined under Rule 13a-15(f) and 15d‑15(f) of the rules and regulations of the Commission under the 1934 Act (the “1934 Act Regulations”) and a system of internal accounting controls sufficient to provide reasonable assurances that (A) transactions are executed in accordance with management’s general or specific authorization; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (C) access to assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  Except as described in the Registration Statement, the General Disclosure Package and the Prospectus, since the end of the Company’s most recent audited fiscal year, there has been (1) no material weakness in the Company’s internal control over financial reporting (whether or not remediated) and (2) no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

(xxiv)       Compliance with the Sarbanes-Oxley Act.  The Company is in compliance with (A) all applicable provisions of the Sarbanes-Oxley Act of 2002 and all rules and regulations promulgated thereunder and (B) all rules of the Nasdaq Stock Market LLC.

(xxv)        Payment of Taxes.  All tax returns of the Company and its Subsidiaries required by law to be filed have been filed on a timely basis and all taxes shown by such returns or otherwise assessed, which are due and payable, have been paid, except assessments against which appeals have been or will be promptly taken and as to which adequate reserves have been provided and except such cases where the failure to file or pay would not reasonably be expected to have a Material Adverse Effect.  The tax returns of the Company and its Subsidiaries through the fiscal year ended December 31, 2016 have been settled and no assessment in connection therewith has been made against the Company or any of the Subsidiaries.  The Company and its Subsidiaries have filed all other tax returns that are required to have been filed by them pursuant to applicable foreign, state, local or other law except insofar as the failure to file such returns would not reasonably be expected to result in a Material Adverse Effect, and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Company and its Subsidiaries, except for such taxes, if any, as are being contested in good faith and as to which adequate reserves have been established by the Company and its Subsidiaries.  The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of any income and corporation tax liability for any years not finally determined are adequate to meet any assessments or re-assessments for additional income tax for any years not finally determined, except to the extent of any inadequacy that would not reasonably be expected to result in a Material Adverse Effect.

(xxvi)       Insurance.  The Company and its Subsidiaries carry or are entitled to the benefits of insurance, including the Company’s directors and officers errors and omissions insurance policy and its fidelity bond required by Rule 17g-1 of the 1940 Act, with financially sound and reputable insurers in such amounts and covering such risks as is generally maintained by companies of established repute engaged in the same or similar business, and all such insurance is in full force and effect.  The Company has no reason to believe that it or any of its Subsidiaries will not be able (A) to renew its existing insurance coverage as and when such policies expire or (B) to obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct its business as now conducted and at a cost that would not reasonably be expected to result in a Material Adverse Effect.  Neither of the Company nor any of its Subsidiaries has been denied any insurance coverage which it has sought or for which it has applied.

(xxvii)      Investment Company Act.  None of the Company, SVCP or TCPC SBIC is required, nor upon the issuance and sale of the Securities as herein contemplated and the application of the net proceeds therefrom as described in the Registration Statement or the Prospectus will be required, to register as a “registered management investment company” under the 1940 Act.

(xxviii      Absence of Manipulation.  Neither the Company nor any affiliate of the Company has taken, nor will the Company or any affiliate take, directly or indirectly, any action which is designed, or would be expected, to cause or result in, or which constitutes, the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Securities.

(xxix)       Unlawful Payments; Foreign Corrupt Practices Act.  None of the Company, any of its Subsidiaries or, to the knowledge of the TCP Entities, any director, officer, agent, employee, affiliate or other person acting on behalf of the Company or any of its Subsidiaries (A) has used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (B) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment or (C) is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA; and the Company and, to the knowledge of the TCP Entities, its affiliates have conducted their respective businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

(xxx)        Money Laundering Laws.  The operations of the Company and its Subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Entity (collectively, the “Money Laundering Laws”); and no action, suit or proceeding by or before any Governmental Entity involving the Company or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the TCP Entities, threatened.

(xxxi)        OFAC.  None of the Company, any of its Subsidiaries or, to the knowledge of the TCP Entities, any director, officer, agent, employee, affiliate or other person acting on behalf of the Company or any of its Subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”); and the Company will not directly or indirectly use the proceeds of the sale of the Securities, or lend, contribute or otherwise make available such proceeds to any of its Subsidiaries, joint venture partners or other person, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

(xxxii)       Lending Relationship.  Except as disclosed in the Registration Statement, the General Disclosure Package and the Prospectus, the Company (A) does not have any material lending or other relationship with any bank or lending affiliate of any Underwriter and (B) does not intend to use any of the proceeds from the sale of the Securities to repay any outstanding debt owed to any affiliate of any Underwriter.

(xxxiii)      Statistical and Market-Related Data.  Any statistical and market-related data included in the Registration Statement, the General Disclosure Package or the Prospectus are based on or derived from sources that the Company believes, after reasonable inquiry, to be reliable and accurate and, to the extent required, the Company has obtained the written consent to the use of such data from such sources.

(xxxiv       Related Party Transactions.  There are no business relationships or related party transactions involving the Company, any of its Subsidiaries or any other person required to be described in the Prospectus which have not been described as required.

(xxxv)       Employees and Executives.  The Company is not aware that (A) any executive, key employee or significant group of employees of the TCP Entities or the Subsidiaries plans to terminate employment with the TCP Entities or the Subsidiaries, as applicable, or (B) any such executive or key employee is subject to any noncompete, nondisclosure, confidentiality, employment, consulting or similar arrangement that would be violated by the present or proposed business activities of the TCP Entities or the Subsidiaries, as applicable.

(xxxvi)      Investment Advisory Agreements.  (A) The terms of each of the Investment Advisory Agreements and the SVCP LP Agreement, including compensation terms, comply and have complied at all times in all material respects with all applicable provisions of the 1940 Act and the Investment Advisers Act of 1940, as amended, and the rules and regulations thereunder (collectively, the “Advisers Act”), (B) the terms of each of the Previous Investment Advisory Agreements and the Previous SVCP LP Agreement, including compensation terms, complied at all times when such documents were in effect in all material respects with all applicable provisions of the 1940 Act and the Advisers Act and (C) the approvals by the board of directors and the shareholders of the Company and SVCP, as applicable, of each of the Investment Advisory Agreements and the SVCP LP Agreement have been made in accordance with the requirements of Section 15 of the 1940 Act and Section 205 of the Advisers Act, each as applicable to companies that have elected to be regulated as business development companies.

(xxxvii)     Interested Persons.  Except as disclosed in the Registration Statement, the General Disclosure Package and the Prospectus (A) no person is serving or acting as an officer, director or investment adviser of the Company or SVCP, except in accordance with the provisions of the 1940 Act and the Advisers Act, and (B) to the knowledge of the TCP Entities, no director of the Company or SVCP is an “interested person” (as defined in the 1940 Act) of the Company or an “affiliated person” (as defined in the 1940 Act) of any of the Underwriters.

(xxxviii)    Rule 38a-1 Compliance Policies.  The Company has adopted and implemented written policies and procedures pursuant to Rule 38a-1 under the 1940 Act reasonably designed to prevent violation of federal securities laws by the Company, including policies and procedures that provide for the oversight of compliance by each investment adviser, principal underwriter, administrator, and transfer agent of the Company.

(xxxix)      Notices of Intent.  When each of the Notices of Intent was filed with the Commission, such Notice of Intent, and each amendment thereto, (A) contained all statements required to be stated therein in accordance with, and complied in all material respects with the requirements of, the 1940 Act and (B) did not include any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading.

(xl)           Notifications of Election.  When each of the Notifications of Election, each of the Notifications of Registration and each of the N-2 Registration Statements was filed with the Commission, it (A) contained all statements required to be stated therein in accordance with, and complied in all material respects with the requirements of, the 1940 Act and (B) did not include any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading.

(xli)          Regulated Investment Company.  Since its formation, the Company has elected and duly qualified to be treated as a regulated investment company (“RIC”) under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”). The Company is in compliance with the requirements of the Code necessary to qualify as a RIC. The Company intends to direct the investment of the net proceeds of the offering of the Securities and to continue to conduct its activities in such a manner as to continue to comply with the requirements for qualification as a RIC.  Since its formation, SVCP has been treated as either a disregarded entity or a partnership for U.S. federal income tax purposes and shall continue to so qualify.

(xlii)         Disclosure Controls and Procedures.  The Company maintains and will maintain effective “disclosure controls and procedures” and “internal control over financial reporting” (as such terms are defined in Rule 30a-3 under the 1940 Act); such disclosure controls and procedures are and have been effective as required by the 1940 Act and the Rules and Regulations.  The TCP Entities have no knowledge of any material weakness in the Company’s control over financial reporting.

(xliii)        1940 Act Compliance.  (A) Each of the Company and SVCP has duly elected to be treated by the Commission under the 1940 Act as a business development company, such election is effective and all required action has been taken by the Company and SVCP under the 1933 Act and the 1940 Act to make the public offering and consummate the sale of the Securities as provided in this Agreement; (B) the provisions of the charter and by-laws or similar organizational documents of the Company and SVCP, and the investment objectives, policies and restrictions described in the Registration Statement, the General Disclosure Package and the Prospectus, assuming they have been, and are, implemented as described, have complied at all times and will comply in all material respects with the requirements of the 1940 Act, including, without limitation, the 70% requirement applicable to acquisition of assets by the Company under Section 55(a) of the 1940 Act, and (C) the operations of the Company and SVCP are, and at all times have been, in compliance in all material respects with the provisions of the 1940 Act, including, without limitation, the provisions of Section 12(d)(1) of the 1940 Act.

(xliv)        Compliance of the Company Agreements with the 1940 Act.  This Agreement and each of the Company Agreements complies in all material respects with all applicable provisions of the 1940 Act and the Advisers Act.

(xlv)         Absence of Extensions of Credit.  Each of the Company and SVCP has not, directly or indirectly, extended credit, arranged to extend credit or renewed any extension of credit, in the form of a personal loan, to or for any director or executive officer of any of the TCP Entities, or to or for any family member or affiliate of any director or executive officer of any of the TCP Entities.

(xlvi)        Small Business Investment Company Status.  TCPC SBIC is licensed to operate as a Small Business Investment Company (“SBIC”) by the U.S. Small Business Administration (“SBA”).  TCPC SBIC’s SBIC license is in good standing with the SBA and no adverse regulatory findings contained in any examination reports prepared by the SBA regarding TCPC SBIC are outstanding or unresolved.  The method of operation of TCPC SBIC will permit it to continue to meet the requirements for qualification as a SBIC.

(xlvii)       SBA Debentures.  TCPC SBIC is eligible to sell securities guaranteed by the SBA.  TCPC SBIC, LP is not in default under the terms of any debenture which it has issued to the SBA for guaranty by the SBA or any other material monetary obligation.

(xlviii)      Significant Subsidiary.  TCPC SBIC is not a “significant subsidiary” (as defined in Rule 1-02(w) of Regulation S-X) of the Company.

(b)           Representations and Warranties of TCP and the General Partner.  TCP and the General Partner, jointly and severally, represent and warrant to each Underwriter as of the date hereof, the Applicable Time and the Closing Time, and agree with each Underwriter, as follows:

(i)           No Material Adverse Change in Business.  Except as otherwise stated therein, since the respective dates as of which information is given in the Registration Statement, the General Disclosure Package or the Prospectus,  (A) there has been no material adverse change in the condition, financial or otherwise, or in the earnings, business affairs, business prospects or regulatory status of TCP or the General Partner, whether or not arising in the ordinary course of business, that would reasonably be expected to result in a material adverse effect on TCP or the General Partner’s ability to provide services pursuant to the terms of the Company Agreements (a “TCP Material Adverse Effect”) and (B) there have been no transactions entered into by TCP or the General Partner, other than those in the ordinary course of business, which are material with respect to TCP or the General Partner, as applicable.

(ii)          Good Standing.  Each of TCP and the General Partner has been duly organized and is validly existing and in good standing under the laws of the State of Delaware, and has power and authority to own, lease and operate its properties and to conduct its business as described in the Registration Statement, the General Disclosure Package and the Prospectus and to enter into and perform its obligations under this Agreement; TCP has limited liability company power and authority to execute and deliver and perform its obligations under the Investment Advisory Agreements; the General Partner has limited liability company power and authority to enter into and perform its obligations under the SVCP Investment Advisory Agreement, the SVCP LP Agreement and the Administration Agreements; and each of TCP and the General Partner is duly qualified to transact business as a foreign entity and is in good standing in each other jurisdiction in which such qualification is required, whether by reason of ownership or leasing of its property or the conduct of business, except where the failure to qualify or be in good standing would not reasonably be expected to result in a TCP Material Adverse Effect.

(iii)         Registration Under the Advisers Act.  Each of TCP and the General Partner is duly registered with the Commission as an investment adviser under the Advisers Act and is not prohibited by the Advisers Act or the 1940 Act from acting under the Investment Advisory Agreements or the SVCP LP Agreement, as applicable, as contemplated by the Registration Statement, the General Disclosure Package and the Prospectus.  There does not exist any proceeding or, to TCP’s or the General Partner’s knowledge, any facts or circumstances the existence of which could lead to any proceeding which would reasonably be expected to materially and adversely affect the registration of TCP or the General Partner with the Commission.

(iv)         Absence of Proceedings.  Except as disclosed in the Registration Statement, the General Disclosure Package and the Prospectus, there is no action, suit, proceeding, inquiry or investigation before or brought by any Governmental Entity now pending or, to the knowledge of TCP or the General Partner, threatened, against or affecting TCP or the General Partner that is required to be described in the General Disclosure Package or the Registration Statement, as applicable, or that would reasonably be expected to result in a TCP Material Adverse Effect, or which would reasonably be expected to materially and adversely affect their respective properties or assets or the consummation of the transactions contemplated in this Agreement, the Indenture, the Securities, the Investment Advisory Agreements, the Administration Agreements or the SVCP LP Agreement or the performance by TCP and the General Partner of their obligations hereunder or thereunder; and the aggregate of all pending legal or governmental proceedings to which TCP or the General Partner is a party or of which any of their respective properties or assets is the subject which are not described in the Registration Statement, the General Disclosure Package and the Prospectus, including ordinary routine litigation incidental to their business, would not reasonably be expected to result in a TCP Material Adverse Effect.

(v)          Absence of Violations, Defaults and Conflicts.  Neither TCP nor the General Partner is (A) in violation of its certificate of formation or limited liability company operating agreement, (B) in default in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or other agreement or instrument to which TCP or the General Partner is a party or by which it or either of them may be bound, or to which any of the properties or assets of TCP or the General Partner is subject (collectively, the “TCP/General Partner Agreements and Instruments”), except for such defaults that would not, individually or in the aggregate, reasonably be expected to result in a TCP Material Adverse Effect, or (C) in violation of any applicable law, statute, rule, regulation, judgment, order, writ or decree of any Governmental Entity, except for such violations that would not, individually or in the aggregate, reasonably be expected to result in a TCP Material Adverse Effect.  The execution, delivery and performance of this Agreement, the Investment Advisory Agreements, the Administration Agreement and the SVCP LP Agreement, as applicable, and the consummation of the transactions contemplated herein and therein and in the Registration Statement, the General Disclosure Package and the Prospectus (including the issuance and sale of the Securities and the use of the proceeds from the sale of the Securities as described therein under the caption “Use of Proceeds”) and compliance by TCP and the General Partner with its obligations hereunder and thereunder have been duly authorized by all necessary limited liability company action and do not and will not, whether with or without the giving of notice or passage of time or both, conflict with or constitute a breach of, or default or TCP/General Partner Repayment Event (as defined below) under, or result in the creation or imposition of any lien, charge or encumbrance upon any properties or assets of TCP or the General Partner pursuant to, TCP/General Partner Agreements and Instruments (except for such conflicts, breaches, defaults or TCP/General Partner Repayment Events or liens, charges or encumbrances that would not, individually or in the aggregate, reasonably be expected to result in a TCP Material Adverse Effect), nor will such action result in any violation of the provisions of the certificate of formation or the limited liability company operating agreement of TCP or the General Partner or any applicable law, statute, rule, regulation, judgment, order, writ or decree of any Governmental Entity.  As used herein, a “TCP/General Partner Repayment Event” means any event or condition which gives the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by TCP or the General Partner.

(vi)         Authorization and Enforceability of the Company Agreements.  Each of the Company Agreements has been duly authorized, executed and delivered by TCP and the General Partner, as applicable.  Each of the Company Agreements is a valid and binding obligation of TCP or the General Partner, as applicable, enforceable against them in accordance with their terms, except as the enforcement thereof may be subject to (A) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or thereafter in effect relating to creditors’ rights generally, (B) general principles of equity and the discretion of the court before which any proceeding therefor may be brought or (C) the enforceability of any rights to indemnification or contribution that may be violative of the public policy underlying any law, rule or regulation (regardless of whether enforceability is considered in a proceeding in equity or law).

(vii)        Investment Advisory Agreements.  (A) The terms of each of the Investment Advisory Agreements and the SVCP LP Agreement, including compensation terms, comply and have complied at all times in all material respects with all applicable provisions of the 1940 Act and the Advisers Act, (B) the terms of each of the Previous Investment Advisory Agreements and the Previous SVCP LP Agreement, including compensation terms, complied at all times when such documents were in effect in all material respects with all applicable provisions of the 1940 Act and the Advisers Act and (C) the approvals by the board of directors and the members of TCP and the General Partner of the Investment Advisory Agreements and the SVCP LP Agreement have been made in accordance with the requirements of Section 15 of the 1940 Act and Section 205 of the Advisers Act, each as applicable to companies that have elected to be regulated as business development companies.

(viii)       Compliance Policies.  TCP has adopted and implemented written policies and procedures pursuant to Rule 206(4)-7 under the Advisers Act reasonably designed to prevent violation of the Advisers Act by TCP.

(ix)          Absence of Further Requirements.  No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any Governmental Entity is necessary or required for the performance by TCP or the General Partner, as applicable, of its obligations hereunder, in connection with the offering, issuance or sale of the Securities hereunder or the consummation of the transactions contemplated by this Agreement, the Company Agreements or the Prospectus (including the issuance and sale of the Securities and the use of the proceeds from the sale of the Securities as described therein under the caption “Use of Proceeds”), except such as have been already obtained or may be required under the 1933 Act, the 1933 Act Regulations, the 1940 Act, the rules of the Nasdaq Stock Market LLC, state securities laws and the rules of FINRA.

(x)          Description of TCP and the General Partner.  The description of TCP and the General Partner contained in the Registration Statement, the General Disclosure Package and the Prospectus does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

(xi)          Possession of Licenses and Permits.  TCP and the General Partner possess such Governmental Licenses issued by the appropriate Governmental Entities necessary to conduct the business now operated by them, except where the failure to so possess would not, individually or in the aggregate, reasonably be expected to result in a TCP Material Adverse Effect.  TCP and the General Partner are in compliance with the terms and conditions of all such Governmental Licenses, except where the failure to so comply would not, individually or in the aggregate, reasonably be expected to result in a TCP Material Adverse Effect.  All of the Governmental Licenses are valid and in full force and effect, except when the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not, individually or in the aggregate, reasonably be expected to result in a TCP Material Adverse Effect;  and neither TCP nor the General Partner have received any notice of proceedings relating to the revocation or modification of any such Governmental Licenses which, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would reasonably be expected to result in a TCP Material Adverse Effect.

(xii)         Absence of Manipulation.  None of TCP, the General Partner, or any of their respective partners, officers, affiliates or controlling persons has taken, nor will TCP, the General Partner or any of their respective partners, officers, affiliates or controlling persons take, directly or indirectly, any action that is designed, or would be expected, to cause or result in, or which constitutes, the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Securities in violation of any law, statute, regulation or rule applicable to TCP, the General Partner or any of their respective partners, officers, affiliates or controlling persons.

(xiii)        Employment Status.  Neither TCP nor the General Partner is aware that (A) any executive, key employee or significant group of employees of the TCP Entities or the Subsidiaries, if any, plans to terminate employment with the TCP Entities or the Subsidiaries, as applicable, or (B) any such executive or key employee is subject to any non‑compete, nondisclosure, confidentiality, employment, consulting or similar agreement that would be violated by the present or proposed business activities of the TCP Entities or the Subsidiaries, as applicable, except where such termination or violation would not reasonably be expected to have a TCP Material Adverse Effect.

(xiv)       Internal Controls.  Each of TCP and the General Partner operates a system of internal controls sufficient to provide reasonable assurance that (A) transactions effectuated by it under the Investment Advisory Agreements and the SVCP LP Agreement, as applicable, are executed in accordance with its management’s general or specific authorization; and (B) access to the Company’s assets that are in its possession or control is permitted only in accordance with its management’s general or specific authorization.

(xv)        Accounting Controls.  Each of TCP and the General Partner operates a system of internal accounting controls sufficient to provide reasonable assurance that (A) transactions for which it has bookkeeping and record keeping responsibility for under the Administration Agreement and the SVCP LP Agreement, as applicable, are recorded as necessary (1) to permit preparation of the Company’s financial statements in conformity with GAAP, (2) to maintain financial statements in conformity with GAAP and (3) to maintain accountability for the Company’s assets and (B) the recorded accountability for such assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(xvi)       Financial Resources.  Each of TCP and the General Partner has the financial resources available to it necessary for the performance of its services and obligations as contemplated in the Registration Statement, the Prospectus and the General Disclosure Package and under the Company Agreements to which TCP and the General Partner, as applicable, is a party.

(xvii)      Insurance.  TCP and the General Partner each carries or is entitled to the benefits of insurance with financially sound and reputable insurers, in such amounts and covering such risks as is generally maintained by companies of established repute engaged in the same or similar business, and all such insurance is in full force and effect. The TCP Entities have no reason to believe that TCP or the General Partner will not be able to (A) renew its existing insurance coverage as and when such policies expire or (B) obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct its business as now conducted and at a cost that would not reasonably be expected to result in a TCP Material Adverse Effect. Neither TCP nor the General Partner has been denied any insurance coverage which it has sought or for which it has applied.

(c)           Officer’s Certificates.  Any certificate signed by any officer of any TCP Entity delivered to the Representative or to counsel for the Underwriters shall be deemed a representation and warranty by the TCP Entities, as applicable, to each Underwriter as to the matters covered thereby.

SECTION 2.           Sale and Delivery to Underwriters; Closing.

(a)           Securities.  On the basis of the representations and warranties contained herein and subject to the terms and conditions set forth herein, the Company agrees to sell to each Underwriter, severally and not jointly, and each Underwriter, severally and not jointly, agrees to purchase from the Company, at the price (the “Purchase Price”) set forth in Schedule A, the aggregate principal amount of Securities set forth in Schedule A opposite the name of such Underwriter, plus any additional aggregate principal amount of Securities which such Underwriter may become obligated to purchase pursuant to the provisions of Section 10 hereof.

(b)           Payment.  Payment of the purchase price for, and delivery of, the Securities shall be made at the offices of Proskauer Rose LLP, or at such other place as shall be agreed upon by the Representative and the Company, at 9:00 A.M. (New York City time) on the third (fourth, if the pricing occurs after 4:30 P.M. (New York City time) on any given day) business day after the date hereof (unless postponed in accordance with the provisions of Section 10 hereof), or such other time not later than ten business days after such date as shall be agreed upon by the Representative and the Company (such time and date of payment and delivery being herein called the “Closing Time”).

Payment shall be made to the Company by wire transfer of immediately available funds to a bank account designated by the Company against delivery to the Representative through the facilities of DTC for the respective accounts of the Underwriters of the Securities to be purchased by them.  It is understood that each Underwriter has authorized the Representative, for its account, to accept delivery of, receipt for, and make payment of the purchase price for, the Securities. Each of the Representatives, individually and not as representatives of the Underwriters, may (but shall not be obligated to) make payment of the purchase price for the Securities to be purchased by any Underwriter whose funds have not been received by the Closing Time, but such payment shall not relieve such Underwriter from its obligations hereunder.

(c)           Denominations; Registration.  The Securities shall be transferred electronically at the Closing Time, in such denominations and registered in such names as the Representative may request in writing at least one full business day before the Closing Time.  The Securities will be made available for examination and packaging by the Representative in The City of New York not later than 10:00 A.M. (New York City time) on the business day prior to the Closing Time.

SECTION 3.           Covenants of the Company.  The Company covenants with each Underwriter as follows:

(a)           Compliance with Securities Regulations and Commission Requests.  The Company, subject to Section 3(b) hereof, will comply with the requirements of Rule 415, Rule 430B, and will notify the Representative immediately, and confirm the notice in writing, (i) when any post-effective amendment to the Registration Statement shall become effective or any amendment or supplement to the Prospectus shall have been filed, (ii) of the receipt of any comments from the Commission with respect to the Registration Statement, the preliminary prospectus supplement or the Prospectus, (iii) of any request by the Commission for any amendment to the Registration Statement or any amendment or supplement to the preliminary prospectus supplement or the Prospectus or for additional information, (iv) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or any post-effective amendment or of any order preventing or suspending the use of the preliminary prospectus supplement or the Prospectus, or of the suspension of the qualification of the Securities for offering or sale in any jurisdiction, or of the initiation or threatening of any proceedings for any of such purposes or of any examination pursuant to Section 8(e) of the 1933 Act concerning the Registration Statement and (v) if the Company becomes the subject of a proceeding under Section 8A of the 1933 Act in connection with the offering of the Securities.  The Company will effect all filings required under Rule 497, in the manner and within the time period required by Rule 497, and will take such steps as it deems necessary to ascertain promptly whether the form of prospectus transmitted for filing under Rule 497(c) was received for filing by the Commission and, in the event that it was not, it will promptly file such prospectus.  The Company will make every reasonable effort to prevent the issuance of any stop order, prevention or suspension and, if any such order is issued, to obtain the lifting thereof at the earliest possible moment.

(b)           Continued Compliance with Securities Laws.  The Company will comply with the 1933 Act and the 1933 Act Regulations so as to permit the completion of the distribution of the Securities as contemplated in this Agreement and in the General Disclosure Package and the Prospectus.  If at any time when a prospectus relating to the Securities is required by the 1933 Act to be delivered in connection with sales of the Securities, any event shall occur or condition shall exist as a result of which it is necessary to (i) amend the Registration Statement in order that the Registration Statement will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) amend or supplement the General Disclosure Package or the Prospectus in order that the General Disclosure Package or the Prospectus, as the case may be, will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in the light of the circumstances existing at the time it is delivered to a purchaser or (iii) amend the Registration Statement or amend or supplement the General Disclosure Package or the Prospectus, as the case may be, in order to comply with the requirements of the 1933 Act or the 1933 Act Regulations, the Company will promptly (A) give the Representative and counsel for the Underwriters notice of such event, (B) prepare any amendment or supplement which, in the opinion of counsel for the Underwriters or the Company, may be necessary to correct such statement or omission or to make the Registration Statement, the General Disclosure Package or the Prospectus comply with such requirements and, a reasonable amount of time prior to any proposed filing or use, furnish the Representative with copies of any such amendment or supplement and (C) file with the Commission any such amendment or supplement; provided that the Company shall not file or use any such amendment or supplement to which the Representative or counsel for the Underwriters shall reasonably object.  The Company will furnish to the Underwriters such number of copies of such amendment or supplement as the Underwriters may reasonably request.  The Company has given the Representative notice of any filings made pursuant to the 1934 Act or 1934 Act Regulations within 48 hours prior to the Applicable Time; the Company will give the Representative notice of its intention to make any such filing from the Applicable Time to the Closing Time and will furnish the Representative with copies of any such documents within a reasonable amount of time prior to such proposed filing, as the case may be, and will not file or use any such document to which the Representative or counsel for the Underwriters shall reasonably object.

(c)           Delivery of Registration Statements.  The Company has furnished or will deliver to the Representative and counsel for the Underwriters, without charge, signed copies of the Registration Statement as originally filed and each amendment thereto (including exhibits filed therewith or incorporated by reference therein and documents incorporated or deemed to be incorporated by reference therein) and signed copies of all consents and certificates of experts, and will also deliver to the Representative, upon request, without charge, a conformed copy of the Registration Statement as originally filed and of each amendment thereto (without exhibits) for each of the Underwriters.  The copies of the Registration Statement and each amendment thereto furnished to the Underwriters will be identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S‑T.

(d)           Delivery of Prospectuses.  The Company has delivered to each Underwriter, without charge, as many copies of the preliminary prospectus supplement as such Underwriter reasonably requested, and the Company hereby consents to the use of such copies for purposes permitted by the 1933 Act.  The Company will furnish to each Underwriter, without charge, during the period when a prospectus relating to the Securities is required to be delivered by an underwriter, broker or dealer under the 1933 Act, such number of copies of the Prospectus (as amended or supplemented) as such Underwriter may reasonably request.  The Prospectus and any amendments or supplements thereto furnished to the Underwriters will be identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S‑T.

(e)           Blue Sky Qualifications.  The Company will use its best efforts, in cooperation with the Underwriters, to qualify the Securities for offering and sale under the applicable securities laws of such states and other jurisdictions (domestic or foreign) as the Representative may designate and to maintain such qualifications in effect so long as required to complete the distribution of the Securities; provided, however, that the Company shall not be obligated to file any general consent to service of process or to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject.

(f)            Rule 158.  The Company will timely file such reports pursuant to the 1934 Act as are necessary in order to make generally available to its securityholders as soon as practicable an earnings statement for the purposes of, and to provide to the Underwriters the benefits contemplated by, the last paragraph of Section 11(a) of the 1933 Act.

(g)           DTC.  The Company will cooperate with the Representative and use its commercially reasonable efforts to permit the offered Securities to be eligible for clearance and settlement through the facilities of DTC.

(h)           Use of Proceeds.  The Company will use the net proceeds received by it from the sale of the Securities in the manner specified in the Registration Statement, the General Disclosure Package and the Prospectus under the caption “Use of Proceeds.”

(i)            Restriction on Sale of Securities.  During a period of 30 days from the date of the Prospectus, the Company will not, without the prior written consent of the Representative, directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any debt securities issued or guaranteed by the Company or any securities convertible into or exercisable or exchangeable for debt securities issued or guaranteed by the Company or file any registration statement under the 1933 Act with respect to any of the foregoing.  The foregoing sentence shall not apply to the Securities to be sold hereunder.

(j)            Reporting Requirements.  The Company, during the period when a prospectus relating to the Securities is (or, but for the exception afforded by Rule 172 of the 1933 Act Regulations, would be) required to be delivered under the 1933 Act, will file all documents required to be filed with the Commission pursuant to the 1934 Act within the time periods required by the 1934 Act and 1934 Act Regulations.

(k)           Business Development Company Status.  The Company, during a period of at least 24 months from the Closing Time, will use its commercially reasonable efforts to maintain each of its and SVCP’s status as a business development company; provided, however, that each of the Company or SVCP may cease to be, or withdraw its election as, a business development company, with the approval of the board of directors and a vote of shareholders as required by Section 58 of the 1940 Act or any successor provision.

(l)            Regulated Investment Company Status.  During the 12-month period following the Closing Time, each of the Company and SVCP will use its commercially reasonable efforts to continue to qualify and be treated as a regulated investment company under Subchapter M of the Code and to maintain such qualification and election in effect for each full fiscal year during which it is a business development company under the 1940 Act.

(m)          Accounting Controls.  Each of TCP and the General Partner will operate a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions for which it has bookkeeping and record keeping responsibility for under the Administration Agreement or the SVCP LP Agreement, as applicable, are recorded as necessary (A) to permit preparation of the Company’s financial statements in conformity with GAAP, (B) to maintain financial statements in conformity with GAAP and (C) to maintain accountability for the Company’s assets and (ii) the recorded accountability for such assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

SECTION 4.           Payment of Expenses.

(a)           Expenses.  The Company will pay or cause to be paid all expenses incident to the performance of its obligations under this Agreement, including (i) the preparation, printing and filing of the Registration Statement (including financial statements and exhibits) as originally filed and each amendment thereto, (ii) the preparation, printing and delivery to the Underwriters of copies of the preliminary prospectus supplement and the Prospectus and any amendments or supplements thereto, and any costs associated with electronic delivery of any of the foregoing by the Underwriters to investors, (iii) the preparation, issuance and delivery of the Securities to the Underwriters, including any transfer taxes and any stamp or other duties payable upon the sale, issuance or delivery of the Securities to the Underwriters, (iv) the fees and disbursements of the TCP Entities’ counsel, accountants and other advisors, (v) the qualification of the Securities under securities laws in accordance with the provisions of Section 3(e) hereof, including filing fees and the reasonable fees and disbursements of counsel for the Underwriters in connection therewith and in connection with the preparation of the Blue Sky Survey and any supplement thereto, (vi) the fees and expenses of the Trustee with respect to for the Securities, including the fees and disbursements of the Trustee’s counsel, (vii) the fees and expenses of any rating agencies rating the Securities, (viii) the costs and expenses of the Company relating to investor presentations on any “road show” undertaken in connection with the marketing of the Securities, including without limitation, expenses associated with the production of road show slides and graphics, fees and expenses of any consultants engaged or approved by TCP in connection with the road show presentations, travel and lodging expenses of the representatives and officers of the Company and any such consultants, the cost of transportation (other than aircraft) chartered in connection with the road show, and 50% of the cost of aircraft chartered in connection with the road show, (ix) the filing fees incident to, and the reasonable fees and disbursements of counsel to the Underwriters in connection with, the review by FINRA of the terms of the sale of the Securities and (x) the costs and expenses (including, without limitation, any damages or other amounts payable in connection with legal or contractual liability) associated with the reforming of any contracts for sale of the Securities made by the Underwriters caused by a breach of the representation contained in the third sentence of Section 1(a)(ii).

(b)           Termination of Agreement.  If this Agreement is terminated by the Representative in accordance with the provisions of Section 5, Section 9(a)(i) or (iii) or Section 10 hereof, the TCP Entities, jointly and severally, shall reimburse the Underwriters for all of their out-of-pocket expenses, including the reasonable fees and disbursements of counsel for the Underwriters.

SECTION 5.           Conditions of Underwriters’ Obligations.  The obligations of the several Underwriters hereunder are subject to the accuracy of the representations and warranties of the TCP Entities contained herein or in certificates of any officer of the TCP Entities delivered pursuant to the provisions hereof, to the performance by the TCP Entities of their respective covenants and other obligations hereunder, and to the following further conditions:

(a)           Effectiveness of Registration Statement; Notices of Election; Rule 430B Information.  The Registration Statement, including any Rule 462(b) Registration Statement, has become effective and at the Closing Time no stop order suspending the effectiveness of the Registration Statement or any post-effective amendment thereto has been issued under the 1933 Act, no order preventing or suspending the use of the preliminary prospectus supplement or the Prospectus has been issued and no proceedings for any of those purposes have been instituted or are pending or, to the TCP Entities’ knowledge, contemplated; and the Company has complied with each request (if any) from the Commission for additional information.  A prospectus containing the Rule 430B Information shall have been filed with the Commission in the manner and within the time frame required by Rule 497 or a post-effective amendment providing such information shall have been filed with, and declared effective by, the Commission in accordance with the requirements of Rule 430B.  Each of the Notices of Election is effective and at the Closing Time no order suspending the effectiveness of any of the Notices of Election shall have been issued or proceedings therefor initiated or threatened by the Commission.

(b)           Opinion of Counsel for the TCP Entities.  At the Closing Time, the Representative shall have received the (i) favorable corporate opinion (the “SASMF Opinion”), (ii) negative assurances statement (the “SASMF Statement”) and (iii) tax opinion (the “SASMF Tax Opinion”), each dated as of the Closing Time, of Skadden, Arps, Slate, Meagher & Flom LLP, counsel for the TCP Entities, in form and substance reasonably satisfactory to counsel for the Underwriters, together with signed or reproduced copies of such letter for each of the other Underwriters to the effect set forth in Exhibit A hereto and to such further effect as counsel to the Underwriters may reasonably request.

(c)           Opinion of the General Counsel for the Company.  At the Closing Time, the Representative shall have received the favorable opinion, dated as of the Closing Time, of the General Counsel of the Company, in form and substance reasonably satisfactory to counsel for the Underwriters, together with signed or reproduced copies of such letter for each of the other Underwriters to the effect set forth in Exhibit B hereto and to such further effect as counsel to the Underwriters may reasonably request.

(d)           Opinion of Counsel for Underwriters.  At the Closing Time, the Representative shall have received the favorable opinion, dated as of the Closing Time, of Proskauer Rose LLP, counsel for the Underwriters, together with signed or reproduced copies of such letter for each of the other Underwriters, in form reasonably satisfactory to the Underwriters with respect to such matters as are customarily covered in such opinions as the Representative may reasonably require.  In giving such opinion such counsel may rely, as to all matters governed by the laws of jurisdictions other than the law of the State of New York, the DGCL and the federal securities laws of the United States, upon the opinions of counsel satisfactory to the Representative.  Such counsel may also state that, insofar as such opinion involves factual matters, they have relied, to the extent they deem proper, upon certificates of officers and other representatives of the Company and its Subsidiaries and certificates of public officials.

(e)           Officers’ Certificate relating to the Company.  At the Closing Time, there shall not have been, since the date hereof or since the respective dates as of which information is given in the Registration Statement, the General Disclosure Package or the Prospectus, any material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects or regulatory status of the Company and its Subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business, and the Representative shall have received a certificate of the Chief Executive Officer or the President of the Company and SVCP and of the chief financial or chief accounting officer of the Company and SVCP, dated the Closing Time, to the effect that (i) there has been no such material adverse change, (ii) the representations and warranties of the Company in this Agreement are true and correct with the same force and effect as though expressly made at and as of the Closing Time, (iii) the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied at or prior to the Closing Time, and (iv) no stop order suspending the effectiveness of the Registration Statement under the 1933 Act has been issued, no order preventing or suspending the use of the preliminary prospectus supplement or the Prospectus has been issued and no proceedings for any of those purposes have been instituted or are pending or, to their knowledge, contemplated.

(f)           Officers’ Certificate relating to TCP and the General Partner.  At the Closing Time, there shall not have been, since the date hereof or since the respective dates as of which information is given in the Registration Statement, the General Disclosure Package or the Prospectus, any material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects or regulatory status of TCP or the General Partner, whether or not arising in the ordinary course of business, and the Representative shall have received a certificate of the Chief Executive Officer or the President of TCP and the General Partner, respectively, and of the chief financial or chief accounting officer of TCP and the General Partner, respectively, dated the Closing Time, to the effect that (i) there has been no such material adverse change, (ii) the representations and warranties of TCP and the General Partner in this Agreement are true and correct with the same force and effect as though expressly made at and as of the Closing Time, and (iii) each of TCP and the General Partner has complied with all agreements and satisfied all conditions on its part to be performed or satisfied at or prior to the Closing Time.

(g)           Accountants’ Comfort Letters and CFO Certificate.  At the time of the execution of this Agreement, the Representative shall have received (i) from Deloitte & Touche LLP a letter, dated such date, in form and substance satisfactory to the Representative, together with signed or reproduced copies of such letter for each of the other Underwriters containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information contained in the Registration Statement, the General Disclosure Package and the Prospectus for all periods subsequent to June 30, 2015, (ii) from Ernst & Young LLP a letter, dated such date, in form and substance satisfactory to the Representative, together with signed or reproduced copies of such letter for each of the other Underwriters containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information contained in the Registration Statement, the General Disclosure Package and the Prospectus for all periods prior to June 30, 2015 and (iii) a certificate of the chief financial officer of the Company, in form and substance reasonably satisfactory to the Representative and as agreed upon prior to the date hereof, covering certain financial matters of the Company, together with signed or reproduced copies of such certificate for each of the other Underwriters.

(h)           Bring-down Comfort Letters and CFO Certificate.  At the Closing Time, the Representative shall have received (i) from Deloitte & Touche LLP a letter, dated as of the Closing Time, to the effect that they reaffirm the statements made in the letter furnished pursuant to subsection (g)(i) of this Section 5, except that the specified date referred to shall be a date not more than three business days prior to the Closing Time, (ii) from Ernst & Young LLP a letter, dated as of the Closing Time, to the effect that they reaffirm the statements made in the letter furnished pursuant to subsection (g)(ii) of this Section 5, except that the specified date referred to shall be a date not more than three business days prior to the Closing Time and (iii) from the Company a certificate of the chief financial officer of the Company, dated as of the Closing Time, to the effect that the chief financial officer of the Company reaffirms the statements made in the certificate furnished pursuant to subsection (g)(iii) of this Section.

(i)            No Objection.  FINRA has confirmed that it has not raised any objection with respect to the fairness and reasonableness of the underwriting terms and arrangements relating to the offering of the Securities.

(j)            Indenture.  At or prior to the Closing Time, the Company and the Trustee shall have executed and delivered the Base Indenture and the First Supplemental Indenture.

(k)           Ratings.  At the Closing Time, the Securities shall be rated at least “BBB-” by Standard and Poor’s and since the execution of this Agreement, there shall not have been any decrease in or withdrawal of the rating of any securities of the Company or any of its Subsidiaries by any “nationally recognized statistical rating organization” (as defined for purposes of Rule 436(g) under the 1933 Act) or any notice given of any intended or potential decrease in or withdrawal of any such rating or of a possible change in any such rating that does not indicate the direction of the possible change.

(l)            Additional Documents.  At the Closing Time, counsel for the Underwriters shall have been furnished with such documents and opinions as they may reasonably require for the purpose of enabling them to pass upon the issuance and sale of the Securities as herein contemplated, or in order to evidence the accuracy of any of the representations or warranties, or the fulfillment of any of the conditions, herein contained; and all proceedings taken by the TCP Entities in connection with the issuance and sale of the Securities as herein contemplated shall be reasonably satisfactory in form and substance to the Representative and counsel for the Underwriters.

(m)          Termination of Agreement.  If any condition specified in this Section shall not have been fulfilled when and as required to be fulfilled, this Agreement may be terminated by the Representative by notice to the Company at any time at or prior to the Closing Time, and such  termination shall be without liability of any party to any other party except as provided in Section 4 hereof and except that Sections 1, 6, 7, 8, 11, 12, 13, 14, 15 and 16 hereof shall survive any such termination and remain in full force and effect.

SECTION 6.           Indemnification.

(a)           Indemnification of Underwriters by the TCP Entities.  Each of the TCP Entities agrees to indemnify and hold harmless each Underwriter, its affiliates (as such term is defined in Rule 501(b) under the 1933 Act (each, an “Affiliate”)), its selling agents and each person, if any, who controls any Underwriter within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act as follows:

(i)            against any and all loss, liability, claim, damage and expense whatsoever, as incurred, arising out of any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or any amendment thereto), including the Rule 430B Information (including the information set forth on Schedule B hereto), or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading or arising out of any untrue statement or alleged untrue statement of a material fact included (A) in the Registration Statement, the General Disclosure Package or the Prospectus (or any amendment or supplement thereto), or (B) in any Marketing Materials, or the omission or alleged omission in the Registration Statement, the General Disclosure Package, the Prospectus or in any Marketing Materials of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(ii)           against any and all loss, liability, claim, damage and expense whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, or any investigation or proceeding by any Governmental Entity, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission; provided that (subject to Section 6(d) below) any such settlement is effected with the written consent of the Company; and

(iii)          against any and all expense whatsoever, as incurred (including the fees and disbursements of counsel chosen by the Representative), reasonably incurred in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under (i) or (ii) above;

provided, however, that this indemnity agreement shall not apply to any loss, liability, claim, damage or expense to the extent arising out of any untrue statement or omission or alleged untrue statement or omission made in the Registration Statement (or any amendment thereto), including the Rule 430B Information, the General Disclosure Package or the Prospectus (or any amendment or supplement thereto) in reliance upon and in conformity with the Underwriter Information.

(b)           Indemnification of TCP Entities, Directors and Officers.  Each Underwriter severally agrees to indemnify and hold harmless each TCP Entity, its directors, each of its officers who signed the Registration Statement, if any, and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act, against any and all loss, liability, claim, damage and expense described in the indemnity contained in subsection (a) of this Section 6, as incurred, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in the Registration Statement (or any amendment thereto), including the Rule 430B Information, the General Disclosure Package or the Prospectus (or any amendment or supplement thereto) in reliance upon and in conformity with the Underwriter Information.

(c)           Actions against Parties; Notification.  Each indemnified party shall give notice as promptly as reasonably practicable to each indemnifying party of any action commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party shall not relieve such indemnifying party from any liability hereunder to the extent it is not materially prejudiced as a result thereof and in any event shall not relieve it from any liability which it may have otherwise than on account of this indemnity agreement.  In the case of parties indemnified pursuant to Section 6(a) above, counsel to the indemnified parties shall be selected by the Representative, and, in the case of parties indemnified pursuant to Section 6(b) above, counsel to the indemnified parties shall be selected by the Company.  An indemnifying party may participate at its own expense in the defense of any such action; provided, however, that counsel to the indemnifying party shall not (except with the consent of the indemnified party) also be counsel to the indemnified party.  In no event shall the indemnifying parties be liable for fees and expenses of more than one counsel (in addition to any local counsel) separate from their own counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances.  No indemnifying party shall, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any Governmental Entity, commenced or threatened, or any claim whatsoever in respect of which indemnification or contribution could be sought under this Section 6 or Section 7 hereof (whether or not the indemnified parties are actual or potential parties thereto), unless such settlement, compromise or consent (i) includes an unconditional release of each indemnified party from all liability arising out of such litigation, investigation, proceeding or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

(d)           Settlement without Consent if Failure to Reimburse.  If at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel, such indemnifying party agrees that it shall be liable for any settlement of the nature contemplated by Section 6(a)(ii) hereof effected without its written consent if (i) such settlement is entered into more than 45 days after receipt by such indemnifying party of the aforesaid request, (ii) such indemnifying party shall have received notice of the terms of such settlement at least 30 days prior to such settlement being entered into and (iii) such indemnifying party shall not have reimbursed such indemnified party in accordance with such request prior to the date of such settlement.

(e)           The parties to this Agreement acknowledge that the provisions of this Section 6 shall be subject to Section 17(i) of the 1940 Act to the extent applicable.

SECTION 7.           Contribution.  If the indemnification provided for in Section 6 hereof is for any reason unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, liabilities, claims, damages or expenses referred to therein, then each indemnifying party shall contribute to the aggregate amount of such losses, liabilities, claims, damages and expenses incurred by such indemnified party, as incurred, (a) in such proportion as is appropriate to reflect the relative benefits received by the TCP Entities, on the one hand, and the Underwriters, on the other hand, from the offering of the Securities pursuant to this Agreement or (b) if the allocation provided by clause (a) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (a) above but also the relative fault of the TCP Entities, on the one hand, and of the Underwriters, on the other hand, in connection with the statements or omissions.

The relative benefits received by the TCP Entities, on the one hand, and the Underwriters, on the other hand, in connection with the offering of the Securities pursuant to this Agreement shall be deemed to be in the same respective proportions as the total net proceeds from the offering of the Securities pursuant to this Agreement (before deducting expenses) received by the TCP Entities, on the one hand, and the total underwriting discount received by the Underwriters, on the other hand, in each case as set forth on the cover of the Prospectus, bear to the aggregate public offering price of the Securities as set forth on the cover of the Prospectus.

The TCP Entities and the Underwriters agree that it would not be just and equitable if contribution pursuant to this Section 7 were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 7.  The aggregate amount of losses, liabilities, claims, damages and expenses incurred by an indemnified party and referred to above in this Section 7 shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue or alleged untrue statement or omission or alleged omission.

Notwithstanding the provisions of this Section 7, no Underwriter shall be required to contribute any amount in excess of the underwriting commissions received by such Underwriter in connection with the Securities underwritten by it and distributed to the public.

No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

For purposes of this Section 7, each person, if any, who controls an Underwriter within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act and each Underwriter’s Affiliates and selling agents shall have the same rights to contribution as such Underwriter, and each director of any of the TCP Entities, each officer of any of the TCP Entities who signed the Registration Statement, and each person, if any, who controls any of the TCP Entities within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act shall have the same rights to contribution as the Company, TCP or the General Partner.  The Underwriters’ respective obligations to contribute pursuant to this Section 7 are several in proportion to the aggregate principal amount of Securities set forth opposite their respective names in Schedule A hereto and not joint.

SECTION 8.           Representations, Warranties and Agreements to Survive.  All representations, warranties and agreements contained in this Agreement or in certificates of officers of any of the TCP Entities submitted pursuant hereto, shall remain operative and in full force and effect regardless of (a) any investigation made by or on behalf of any Underwriter or its Affiliates or selling agents, any person controlling any Underwriter, its officers or directors or any person controlling any of the TCP Entities and (b) delivery of and payment for the Securities.

SECTION 9.           Termination of Agreement.

(a)           Termination.  The Representative may terminate this Agreement, by notice to the TCP Entities, at any time at or prior to the Closing Time (i) if there has been, in the judgment of the Representative, since the time of execution of this Agreement or since the respective dates as of which information is given in the Registration Statement, the General Disclosure Package or the Prospectus, any material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Company and its Subsidiaries considered as one enterprise, TCP or the General Partner, whether or not arising in the ordinary course of business, (ii) if there has occurred any material adverse change in the financial markets in the United States or the international financial markets, any outbreak of hostilities or escalation thereof or other calamity or crisis or any change or development involving a prospective change in national or international political, financial or economic conditions, in each case the effect of which is such as to make it, in the judgment of the Representative, impracticable or inadvisable to proceed with the completion of the offering or to enforce contracts for the sale of the Securities, (iii) if trading in any securities of the Company has been suspended or materially limited by the Commission or the Nasdaq Global Select Market, (iv) if trading generally on the NYSE MKT LLC or the New York Stock Exchange or in the Nasdaq Global Select Market has been suspended or materially limited, or minimum or maximum prices for trading have been fixed, or maximum ranges for prices have been required, by any of said exchanges or by order of the Commission, FINRA or any other Governmental Entity, (v) a material disruption has occurred in commercial banking or securities settlement or clearance services in the United States or with respect to Clearstream or Euroclear systems in Europe, or (vi) if a banking moratorium has been declared by either Federal or New York authorities.

(b)           Liabilities.  If this Agreement is terminated pursuant to this Section, such termination shall be without liability of any party to any other party except as provided in Section 4 hereof, and provided further that Sections 1, 6, 7, 8, 11, 12, 13, 14, 15 and 16 shall survive such termination and remain in full force and effect.

SECTION 10.         Default by One or More of the Underwriters.  If one or more of the Underwriters shall fail at the Closing Time to purchase the Securities which it or they are obligated to purchase under this Agreement (the “Defaulted Securities”), the Representative shall have the right, within 24 hours thereafter, to make arrangements for one or more of the non-defaulting Underwriters, or any other underwriters, to purchase all, but not less than all, of the Defaulted Securities in such amounts as may be agreed upon and upon the terms herein set forth; if, however, the Representative shall not have completed such arrangements within such 24-hour period, then:

(a)           if the aggregate principal amount of Defaulted Securities does not exceed 10% of the aggregate principal amount of Securities to be purchased on such date, each of the non-defaulting Underwriters shall be obligated, severally and not jointly, to purchase the full amount thereof in the proportions that their respective underwriting obligations hereunder bear to the underwriting obligations of all non-defaulting Underwriters, or

(b)           if the aggregate principal amount of Defaulted Securities exceeds 10% of the aggregate principal amount of Securities to be purchased on such date, this Agreement shall terminate without liability on the part of any non-defaulting Underwriter.

No action taken pursuant to this Section shall relieve any defaulting Underwriter from liability in respect of its default.

In the event of any such default which does not result in a termination of this Agreement, either (i) the Representative or (ii) the Company shall have the right to postpone Closing Time for a period not exceeding seven days in order to effect any required changes in the Registration Statement, the General Disclosure Package or the Prospectus or in any other documents or arrangements.  As used herein, the term “Underwriter” includes any person substituted for an Underwriter under this Section 10.

SECTION 11.         Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard form of telecommunication.  Notices to the Underwriters shall be directed to Merrill Lynch, Pierce, Fenner & Smith Incorporated at 50 Rockefeller Plaza, NY1-050-12-01, New York, NY 10020, Attn: High Grade Debt Capital Markets Transaction Management/Legal; notices to the Company shall be directed to it at 2951 28th Street, Suite 1000, Santa Monica, California 90405, attention of Elizabeth Greenwood, Esq., Secretary and Chief Compliance Officer.

SECTION 12.         No Advisory or Fiduciary Relationship.  Each of the TCP Entities acknowledges and agrees that (a) the purchase and sale of the Securities pursuant to this Agreement, including the determination of the public offering price of the Securities and any related discounts and commissions, is an arm’s-length commercial transaction between the TCP Entities, on the one hand, and the several Underwriters, on the other hand, (b) in connection with the offering of the Securities and the process leading thereto, each Underwriter is and has been acting solely as a principal and is not the agent or fiduciary of any of the TCP Entities or any of their subsidiaries or their respective stockholders, creditors, employees or any other party, (c) no Underwriter has assumed or will assume an advisory or fiduciary responsibility in favor of any of the TCP Entities with respect to the offering of the Securities or the process leading thereto (irrespective of whether such Underwriter has advised or is currently advising any of the TCP Entities or any of their subsidiaries on other matters) and no Underwriter has any obligation to any of the TCP Entities with respect to the offering of the Securities except the obligations expressly set forth in this Agreement, (d) the Underwriters and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company and (e) the Underwriters have not provided any legal, accounting, regulatory or tax advice with respect to the offering of the Securities and each of the TCP Entities has consulted its own respective legal, accounting, regulatory and tax advisors to the extent it deemed appropriate.

SECTION 13.         Parties.  This Agreement shall inure to the benefit of and be binding upon the Underwriters, the TCP Entities and their respective successors.  Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person, other than the Underwriters, the TCP Entities and their respective successors and the controlling persons and officers and directors referred to in Sections 6 and 7 and their heirs and legal representatives, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained.  This Agreement and all conditions and provisions hereof are intended to be for the sole and exclusive benefit of the Underwriters, the TCP Entities and their respective successors, and said controlling persons and officers and directors and their heirs and legal representatives, and for the benefit of no other person.  No purchaser of Securities from any Underwriter shall be deemed to be a successor by reason merely of such purchase.

SECTION 14.         Trial by Jury.  Each of the TCP Entities (on its own behalf and, to the extent permitted by applicable law, on behalf of its stockholders, members, partners and affiliates) and each of the Underwriters (on its own behalf and, to the extent permitted by applicable law, on behalf of its stockholders, members, partners and affiliates) hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

SECTION 15.         GOVERNING LAW.  THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF, THE STATE OF NEW YORK INCLUDING, WITHOUT LIMITATION, SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

SECTION 16.         Consent to Jurisdiction.  Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby (“Related Proceedings”) shall be instituted in the federal courts of the United States of America located in the City and County of New York, Borough of Manhattan, unless any such Federal court determines that it lacks jurisdiction over a Related Proceeding in which case such Related Proceeding shall be instituted in the courts of the State of New York, in each case located in the City and County of New York, Borough of Manhattan (collectively, the “Specified Courts”), and each party irrevocably submits to the exclusive jurisdiction (except for proceedings instituted in regard to the enforcement of a judgment of any such court, as to which such jurisdiction is non-exclusive) of such courts in any such suit, action or proceeding.  Service of any process, summons, notice or document by mail to such party’s address set forth above shall be effective service of process for any suit, action or other proceeding brought in any such court.  The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or other proceeding in the Specified Courts and irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such suit, action or other proceeding brought in any such court has been brought in an inconvenient forum.

SECTION 17.         TIME.  TIME SHALL BE OF THE ESSENCE OF THIS AGREEMENT. EXCEPT AS OTHERWISE SET FORTH HEREIN, SPECIFIED TIMES OF DAY REFER TO NEW YORK CITY TIME.

SECTION 18.         Partial Unenforceability.  The invalidity or unenforceability of any Section, paragraph or provision of this Agreement shall not affect the validity or enforceability of any other Section, paragraph or provision hereof.  If any Section, paragraph or provision of this Agreement is for any reason determined to be invalid or unenforceable, there shall be deemed to be made such minor changes (and only such minor changes) as are necessary to make it valid and enforceable.

SECTION 19.         Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement.

SECTION 20.         Effect of Headings.  The Section headings herein are for convenience only and shall not affect the construction hereof.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Company a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement among the Underwriters and the TCP Entities in accordance with its terms.

Very truly yours,

COMPANY:
TCP CAPITAL CORP.

By	/s/ Rajneesh Vig
	Name:	Rajneesh Vig
	Title:	President

SVCP:
SPECIAL VALUE CONTINUATION PARTNERS, LP

By	/s/ Rajneesh Vig
	Name:	Rajneesh Vig
	Title:	President

TCP:
TENNENBAUM CAPITAL PARTNERS, LLC

By	/s/ Rajneesh Vig
	Name:	Rajneesh Vig
	Title:	Managing Partner

GENERAL PARTNER:
SERIES H OF SVOF/MM, LLC

By	/s/ Rajneesh Vig
	Name:	Rajneesh Vig
	Title:	President

[Signature Page to Underwriting Agreement]

CONFIRMED AND ACCEPTED,
as of the date first above written:

MERRILL LYNCH, PIERCE,
FENNER & SMITH INCORPORATED

By	/s/ Matt Baler
Authorized Signatory

WELLS FARGO SECURITIES, LLC

By	/s/ John Scerri
	Name:	John Scerri
	Title:	Managing Director

For themselves and as Representatives of the other Underwriters named in Schedule A hereto.

[Signature Page to Underwriting Agreement]

SCHEDULE A

1.	The public offering price for the Securities shall be 99.701% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, from the date of issuance.

2.	The Purchase Price for the Securities to be paid by the several Underwriters shall be 98.951% of the aggregate principal amount thereof.

Name of Underwriter	Aggregate Principal Amount of Securities to be Purchased
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$50,000,000
Wells Fargo Securities, LLC	37,500,000
Deutsche Bank Securities Inc.	12,500,000
Raymond James & Associates, Inc.	5,000,000
Keefe, Bruyette & Woods, Inc.	5,000,000
RBC Capital Markets, LLC	3,750,000
ING Financial Markets LLC	3,750,000
Natixis Securities Americas LLC	3,750,000
Capital One Securities, Inc.	3,750,000
Total	$125,000,000

Sch A-1

SCHEDULE B

General Disclosure Package

Term sheet containing the terms of the Securities, substantially in the form of Annex A hereto, filed with the Commission on August 4, 2017 pursuant to Rule 497(a) (as a Rule 497AD)..

“New Issue” Bloomberg filed with the Commission on August 4, 2017 pursuant to Rule 497(a) (as a Rule 497AD).

 “Guidance” Bloomberg filed with the Commission on August 4, 2017 pursuant to Rule 497(a) (as a Rule 482 AD).

 “Launch” Bloomberg filed with the Commission on August 4, 2017 pursuant to Rule 497(a) (as a Rule 482 AD).

Pricing Press Release filed with the Commission on August 4, 2017 pursuant to Rule 497(a) (as a Rule 482 AD).

Sch B-1

Annex A

Sch B-2

Exhibit A

FORM OF OPINION OF COUNSEL FOR TCP ENTITIES
 TO BE DELIVERED PURSUANT TO SECTION 5(b)

Form of SASMF Opinion

Form of SASMF Statement

Form of SASMF Tax Opinion

Exhibit B

FORM OF OPINION OF GENERAL COUNSEL OF THE COMPANY
 TO BE DELIVERED PURSUANT TO SECTION 5(c)